Exhibit 5.1

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	BEIJING
HOUSTON, TEXAS	DALLAS
77002-4995	DUBAI
HONG KONG
TEL +1 713.229.1234	HOUSTON
FAX +1 713.229.1522	LONDON
www.bakerbotts.com	MOSCOW
NEW YORK
PALO ALTO
RIYADH
WASHINGTON

August 29, 2011
Waste Management, Inc.
Waste Management Holdings, Inc.
1001 Fannin Street, Suite 4000
Houston, Texas 77002
Ladies and Gentlemen:
     Waste Management, Inc., a Delaware corporation (the “Company”), and Waste Management Holdings, Inc., a Delaware corporation (“Holdings”), have engaged us to render the opinions expressed below in connection with the Company’s proposed issuance of $500,000,000 aggregate principal amount of 2.60% Senior Notes due 2016 (the “Notes”) and the issuance of the related guarantee of the Notes by Holdings (the “Guarantee”), as contemplated by the Registration Statement on Form S-3 (Registration No. 333-162059) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of securities of the Company and of Holdings from time to time pursuant to Rule 415 under the Act.
     The Registration Statement has been filed with the Commission and became effective upon filing. The Company’s prospectus dated September 22, 2009 and prospectus supplement dated August 24, 2011 relating to the Notes (collectively, the “Prospectus”) have been filed with the Commission pursuant to Rule 424(b) under the Act.
     The Company and Holdings entered into an Underwriting Agreement (the “Underwriting Agreement”), dated August 24, 2011, with Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC, as representatives of the underwriters named therein (the “Underwriters”), relating to the issuance and sale by the Company to the Underwriters of the Notes to be issued pursuant to an Indenture (the “Indenture”) dated as of September 10, 1997 between the Company, formerly known as USA Waste Services, Inc., and The Bank of New York Mellon Trust Company, N. A., as the current successor to Texas Commerce Bank National Association, as trustee (the “Trustee”).
     In our capacity as counsel to the Company and Holdings in connection with the matters referred to above, we have examined the following: (i) the Third Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) the Third Restated Certificate of Incorporation and Bylaws of Holdings, each as amended to date; (iii) the Indenture; (iv) the Officers’ Certificate delivered pursuant to Section 301 of the Indenture; (v) the Guarantee to be entered into by Holdings in favor of the holders of the Notes concurrently with the issuance of the Notes under the Indenture (the “Guarantee Agreement”); (vi) the Underwriting Agreement; (vii) the Registration Statement and the Prospectus; and (viii) originals, or

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copies certified or otherwise identified, of corporate records of the Company and Holdings, certificates of public officials and of representatives of the Company and Holdings, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. We have relied upon certificates of officers of the Company and Holdings and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conformed with the originals of such documents.
     In connection with this opinion, we have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Notes will, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), which principles may include implied duties of good faith and fair dealing; and (ii) the Guarantee will, when Holdings has duly authorized, executed and delivered the Guarantee Agreement and the Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute a legal, valid and binding obligation of Holdings, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), which principles may include implied duties of good faith and fair dealing, and except for provisions purporting to waive rights to notice, legal defenses, statutes of limitation or other benefits that cannot be waived under applicable law.
     The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware, the contract law of the State of New York, and applicable federal laws of the United States, each as currently in effect.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K and to the incorporation by reference of this opinion of counsel into the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Waste Management, Inc.	- 3 -	August 29, 2011

Very truly yours,

/s/ Baker Botts L.L.P.

KBR/JAR/JAA/SEB